Exhibit 4.1

Form of

Acuerdo Preventivo Extrajudicial

(pursuant to Law No. 24,522, as amended)

by and among

Telecom Argentina S.A.

and

certain holders of its Unsecured Financial Debt

Dated [__], 2004

i

ii

APPENDIX 1	NON-ITALIAN RESIDENT HOLDERS OF OUTSTANDING NOTES REPRESENTED BY THE SETTLEMENT AGENT

APPENDIX 2	HOLDERS OF OUTSTANDING LOANS AND COMMISSIONS REPRESENTED BY THE SETTLEMENT AGENT

APPENDIX 3	ITALIAN RESIDENT HOLDERS OF OUTSTANDING NOTES REPRESENTED BY THE ASSOCIATION

APPENDIX 4	HOLDERS OF OUTSTANDING NOTES, OUTSTANDING LOANS AND COMMISSIONS EXECUTING THE APE ON THEIR OWN BEHALF

APPENDIX 5	FORM OF INDENTURE

APPENDIX 6	APE SOLICITATION STATEMENT

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ACUERDO PREVENTIVO EXTRAJUDICIAL

This Acuerdo Preventivo Extrajudicial (the “Agreement” or “APE”) is entered into as of this [    ] day of [    ], 2004, by and among (a) Telecom Argentina S.A. (the “Company”); (b) The Bank of New York (the “Settlement Agent”), in its capacity as (i) attorney-in-fact for the holders of the Outstanding Notes (as this term is defined below) listed on Appendix 1 hereto and (ii) attorney-in-fact for the institutional holders of Outstanding Loans and Commissions (as defined below) listed on Appendix 2 hereto; (c) the Associazione per la Tutela degli Investitori in Titoli Argentini (the “Association”), in its capacity as attorney-in-fact for the holders of the Outstanding Notes listed on Appendix 3 hereto; and (d) the institutional holders of Outstanding Notes, the institutional holders of Outstanding Loans and Commissions identified on Appendix 4 hereto (the institutions listed on Appendices 1, 2, 3 and 4 hereto, the “Participating Creditors”). The Company and the Participating Creditors are collectively referred to herein as the “Parties” and each of them, individually, as a “Party.”

RECITALS

WHEREAS, under the US$1,500 million global medium term note “B” program authorized by CNV (as defined below) Resolutions No. 10,617 and No. 11,602 dated August 11, 1994 and February 3, 1997, respectively, the Company issued outstanding notes under:

(i) an indenture dated as of November 15, 1995 with respect to its 12% Series C Medium Term Notes due 2002 (the “Series C Notes”) in an original principal amount of US$200 million, which as of the Cut-Off Date (as defined below) amounted to principal and accrued but unpaid interest of US$[            ];

(ii) an indenture dated as of September 1, 1994 with respect to its LIBOR + 3.125% Series E Medium Term Notes due 2005 (the “Series E Notes”) in an original principal amount of US$100 million, which as of the Cut-Off Date amounted to principal and accrued but unpaid interest of US$[            ];

(iii) an indenture dated as of September 1, 1994 with respect to its 8.875% Series F Medium Term Notes due 2007 (the “Series F Notes”) in an original principal amount of Lire 400,000 million which as of the Cut-Off Date amounted to principal and accrued but unpaid interest of Euro [            ];

(iv) an indenture dated as of September 1, 1994 with respect to its 10% Series H Medium Term Notes due 2008 (the “Series H Notes”) in an original principal amount of Lire 400,000 million, which as of the Cut-Off Date amounted to principal and accrued but unpaid interest of Euro [            ];

(v) an indenture dated as of April 28, 1997 with respect to its 8.375% Series I Medium Term Notes due 2004 (the “Series I Notes”) in an original principal amount of Euro 200 million, which as of the Cut-Off Date amounted to principal and accrued but unpaid interest of Euro [            ];

(vi) an indenture dated as of April 25, 1997 with respect to its 7.25% Series K Medium Term Notes due 2002 (the “Series K Notes”) in an original principal amount of Euro 250 million, which as of the Cut-Off Date amounted to principal and accrued but unpaid interest of Euro [            ];

WHEREAS, under the US$1,500 million global medium term note “D” program authorized by CNV Resolution No. 13,004 dated September 16, 1999, the Company issued outstanding notes under:

(i) an indenture dated as of March 8, 2000 with respect to its 7.625% Series 1 Medium Term Notes due 2003 (the “Series 1 Notes”) in an original principal amount of Euro 250 million, which as of the Cut-Off Date amounted to principal and accrued and unpaid interest of Euro [            ];

(ii) an indenture dated as of March 8, 2000 with respect to its 9.50% Series 2 Medium Term Notes due 2004 (the “Series 2 Notes” and together with the Series 1 Notes and the notes described in subsections (i) to (vi) of the medium term note “B” Program, the “Outstanding Notes”) in an original principal amount of Euro 190 million, which as of the Cut-Off Date amounted to principal and accrued and unpaid interest of Euro [            ];

WHEREAS, as of the Cut-Off Date the Company owes as unsecured financial debt (i) an aggregate amount of principal and accrued but unpaid interest relating to financial loans and promissory notes issued in connection with termination of swaps denominated in Dollars, Euro and Yen equivalent to US$[            ] million, (ii) an aggregate amount of principal and accrued but unpaid interest relating to financial loans converted into Pesos pursuant to Decree No. 214/2002 equal to P$[            ] as adjusted by the CER ((i) and (ii) above, together, the “Outstanding Loans”), (iii) an aggregate amount of principal and accrued but unpaid interest relating to Outstanding Notes equal to US$[            ] and (iv) an aggregate amount of principal and accrued but unpaid interest relating to certain commissions payable under certain loans (including the Outstanding Loans and excluding commissions owed to financial institutions exclusively in their role as agent under syndicated loans), listed on Appendixes 2 and 4 hereto, equal to [            ] million (the “Commissions”, together with the Outstanding Notes and the Outstanding Loans, the “Unsecured Financial Debt to be Restructured”);

WHEREAS, the Company, as part of its plan to restructure its unsecured financial debt, consummated a cash tender offer to purchase a portion of its unsecured financial debt. As a result of such offer, in June 2003, the Company purchased and cancelled an aggregate principal amount equivalent to approximately US$175 million of its then outstanding medium term notes and US$34 million of its then outstanding financial loans for an aggregate consideration equivalent to US$115 million (the “Tender Offer”). In connection with the Tender Offer, the Company made an aggregate interest payment equivalent to US$96 million for accrued but unpaid interest as of June 24, 2002, for 30% of any and all accrued but unpaid interest for the period from June 25, 2002 through December 31, 2002, in each case on the principal of its outstanding notes and outstanding loans as of June, 2003 (the “Interest Payment in connection with the Tender Offer”);

WHEREAS, the Company is willing to restructure the Unsecured Financial Debt to be Restructured (the “Restructuring”) by means of an out-of-court restructuring agreement (acuerdo preventivo extrajudicial), in accordance with the provisions of Title II, Chapter VII of Law No. 24,522, as amended (the “Bankruptcy Law”);

WHEREAS, in order to effect the Restructuring, the Company has proposed that, by means of a solicitation statement dated June [            ], 2004, a copy of which is attached hereto under Appendix 6 (as amended, supplemented or modified, the “APE Solicitation Statement”), (i) the holders of Outstanding Notes grant powers of attorney to consent to the execution of this Agreement on their behalf and receive, in consideration for their Outstanding Notes, (y) Listed Notes and/or Option C Cash Consideration, at each creditor’s option            ,but subject to proration and allocation, and (z) the Cash Interest Payments (all as defined below), and (ii) the holders of Outstanding Loans and Commissions grant a power of attorney to consent to the execution of this Agreement, or commit to consent to the execution of this Agreement directly, and receive, in consideration for the Outstanding Loans and the Commissions, (y) Unlisted Notes (as defined below) and/or Option C Cash Consideration, at each creditor’s option, but subject to proration and allocation and (z) the Cash Interest Payments; in both cases subject to obtaining an enforceable judgment granting approval (homologación) of this Agreement (“Court Approval”) by a competent commercial court in the City of Buenos Aires, Argentina (including, if applicable, any appellate court) (the “Reviewing Court”) and complying with the other conditions set forth herein;

WHEREAS, pursuant to the APE Solicitation Statement and the Letters of Transmittal (as defined below) certain Participating Creditors have granted the Settlement Agent and/or the Association, as the case may be, powers of attorney to execute this Agreement, and certain other Participating Creditors have executed this Agreement directly;

WHEREAS, the Participating Creditors have advised the Settlement Agent, by means of the Letters of Transmittal, as to the Options (as defined below) they have elected to receive upon obtaining Court Approval and satisfaction of the other conditions set forth herein;

WHEREAS, if the Company obtains the consent to this APE by Unsecured Financial Creditors (as defined below) collectively holding Unsecured Financial Debt to be Restructured in an aggregate amount of not less than 95% (ninety five per cent) of the outstanding Unsecured Financial Debt to be Restructured, the Company, at its own option, may decide to carry out the Restructuring with respect to the debt held by the Participating Creditors without submitting this Agreement for Court Approval;

WHEREAS, the Parties wish to assert the Company and the Participating Creditors’ rights and obligations of the Company under the Restructuring from the date hereof until termination of, or compliance with, this Agreement; and

NOW, THEREFORE, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

SECTION 1.01. Definitions

“Administrative Expenses” means any and all expenses incurred by the Company after the APE Filing Date, with respect to legal costs related to the proceedings in which the Company participates for the purpose of obtaining Court Approval of this Agreement or preserving the Company’s assets. Such expenses are entitled to priority in accordance with Section 240 of the Bankruptcy Law.

“Affiliate” has the meaning specified in the Indenture.

“Agreement” has the meaning specified in the introductory paragraph hereto.

“Amount of Unsecured Financial Debt to be Restructured” has the meaning specified in Section 2.04 c) hereto.

“APE” has the meaning specified in the introductory paragraph hereto.

“APE Effective Date” has the meaning specified in Section 3.01 hereto.

“APE Filing Date” means the date on which this Agreement, executed by the majority of creditors required for Court Approval, is filed with the Reviewing Court pursuant to Section 72 of the Bankruptcy Law, which shall be no later than December 31, 2004.

“APE Solicitation Statement” has the meaning specified in the recitals hereto.

“Argentina” means the Republic of Argentina.

“Assets and Liabilities Statement” means the list of the Company’s assets and liabilities, as of the Cut-Off Date, as certified by an independent public accountant, to be filed with the Reviewing Court together with this Agreement, in accordance with the Bankruptcy Law.

“Association” has the meaning specified in the introductory paragraph hereto.

“Authorizations” has the meaning specified in Section 4.05 hereto.

“Bank of Italy” means the Banca d’Italia.

“Bankruptcy Law” has the meaning specified in the recitals hereto.

“BCBA” means the Bolsa de Comercio de Buenos Aires or the Buenos Aires Stock Exchange.

“BCRA” means the Banco Central de la República Argentina or the Central Bank of the Republic of Argentina.

“Business Day” means any day on which the national courts located in the City of Buenos Aires are open to the public.

“Cash Interest Payments” means, together, the Option A/B Cash Interest Payment and the Option C Cash Interest Payment.

“CER” has the meaning specified in “Certain Defined Terms—Terms Relating to the APE Solicitation and Restructuring Plan” of the APE Solicitation Statement.

“CNV” means the Comisión Nacional de Valores, or the National Securities Commission of Argentina.

“Commissions” has the meaning specified in the recitals hereto.

“Company” has the meaning specified in the introductory paragraph hereto.

“CONSOB” means the Commissione Nazionale per le Società e la Borsa of Italy, or the Italian Securities and Exchange Commission.

“Court Approval” has the meaning specified in the recitals hereto.

“Creditors’ List” means the list of all of the Company’s creditors, as of the Cut-Off Date, as certified by an independent public accountant and to be filed with the Reviewing Court together with this Agreement, in accordance with the Bankruptcy Law.

“Cut-Off Date” means the date as of which the Company has prepared the Assets and Liabilities Statement and the Creditors List, which shall not be earlier than sixty (60) consecutive days before the APE Filing Date.

“Dollar” or “US$” means the legal currency in the United States of America or any successor currency thereto.

“Effective Date” means the date, as soon as practicable, after this Agreement obtains Court Approval, on which the actions provided for in Section 7.02 a) hereto will be performed.

“Euro” means the single legal currency of member states of the European Union, as adopted pursuant to the Maastricht Treaty, or any successor thereto.

“FX Reference Date” means the second New York Business Day following the date on which the Company shall have issued a press release communicating that it had obtained the requisite legal majorities to execute the APE and the level of creditor consent, as provided in the APE Solicitation Statement.

“Governmental Agency” means any public legal entity or public agency or instrumentality of Argentina or any other country, whether created by any competent national, provincial or municipal authority, or any other legal entity now existing or hereafter created, or now or hereafter owned or controlled, directly or indirectly, by any public legal entity or public agency or instrumentality of Argentina or any other country.

“Indenture” means the indenture under which the different series of Notes shall be issued, the terms of which reflect those included in the form attached hereto as Appendix 5.

“Interest Payment in connection with the Tender Offer” has the meaning specified in the recitals hereto.

“Interim Period” means the period of time from the APE Filing Date through the earlier of: (i) the Effective Date, or (ii) the date on which this Agreement is terminated in accordance with Section 3.02 hereto.

“Letter of Transmittal” means the letter of transmittal validly executed and delivered by Participating Creditors to the Settlement Agent in response to, and in accordance with, the terms and conditions of, the APE Solicitation Statement, including the election forms validly executed and delivered to the Company by those Participating Creditors who have elected to execute the APE directly.

“LIBOR” has the meaning specified in the Indenture.

“Listed Notes” means the Series A Notes and the Series B Notes to be issued by the Company in favor of holders of Outstanding Notes, and for which the Company will apply to have listed on the BCBA or on the MAE and, in the case of the Series A Notes denominated in Euro, for which the Company will also apply to have them listed on the LSE. The terms and conditions of the Listed Notes are summarized in Appendix 6 and detailed in Appendix 5 hereto.

“LSE” means the Luxembourg Stock Exchange.

“MAE” means the Mercado Abierto Electrónico S.A. or the over-the-counter market in Argentina.

“Modified Dutch Auction” means the auction pricing mechanism as described under “The APE Solicitation—Terms of The APE Solicitation—Option C—Modified Dutch Auction” of the APE Solicitation Statement.

“New York Business Day” means any day on which banking or exchange operations are conducted in the City of New York, United States of America.

“Non-Participating Creditors” means the holders of Unsecured Financial Debt to be Restructured that have not consented to this Agreement prior to Court Approval.

“Notes” means the Listed Notes and the Unlisted Notes.

“Option A” has the meaning specified in Section 2.06 a) (i) hereto.

“Option A/B Cash Interest Payment” has the meaning specified in Section 2.05 a) hereto.

“Option B” has the meaning specified in Section 2.06 a) (ii) hereto.

“Option B/C Outstanding Debt Exchange” has the meaning specified in Section 2.06 e) hereto.

“Option C” has the meaning specified in Section 2.06 a) (iii) hereto.

“Option C Cash Consideration” means a payment not greater than 850 Units nor less than 740 Units, to be determined pursuant to the Modified Dutch Auction.

“Option C Cash Interest Payment” has the meaning specified in Section 2.05 b) hereto.

“Options” means, either together or individually, any of Option A, Option B and Option C.

“Outstanding Loans” has the meaning specified in the recitals hereto.

“Outstanding Notes” has the meaning specified in the recitals hereto.

“Participating Creditors” has the meaning specified in the introductory paragraph hereto.

“Party” and “Parties” have the meaning specified in the introductory paragraph hereto.

“Person” means any individual, corporation, partnership, joint venture, association, company, trust subject to foreign legislation, unincorporated organization, government or instrumentality Governmental Agency or any agency or political subdivision thereof.

“Peso” or “P$” means the legal currency in Argentina or any successor currency thereto.

“Principal Face Amount Adjustment” has the meaning specified in Section 2.04 a) hereto.

“Requisite Termination Majorities” means: (a) with respect to the termination events of the APE described in Sections 8.01 and 8.03 (i), (ii), (v) and (vi), Participating Creditors holding Unsecured Financial Debt to be Restructured as follows: (i) forty per cent (40%) during a 6-month period beginning on the APE Effective Date, (ii) twenty five per cent (25%) during a 12-month period beginning on the succeeding day after the lapsing of the period set forth in (i) above and (iii) twelve point five per cent (12.5% ) for the period beginning on the succeeding day after the lapsing of the period set forth in (ii) above, and (b) with respect to the termination of the APE based on the events described in Section 8.03 (iii), (iv) and (vii), Participating Creditors holding Unsecured Financial Debt to be Restructured as follows: (i) twenty per cent (20%) during a 6-month period beginning on the APE Effective Date, (ii) ten per cent (10%) for the period beginning on the succeeding day after the lapsing of the period set forth in (i) above.

“Restructuring” has the meaning specified in the recitals hereto.

“Reviewing Court” has the meaning specified in the recitals hereto.

“SEC” means the U.S. Securities and Exchange Commission.

“Segregated Account” means the bank accounts owned by the Company in Dollars, Euro, Pesos or Yen in which the Company shall only deposit the funds or securities resulting from the occurrence of any of the events specified herein, and deposits or withdrawals, if any, must be monthly informed to the Reviewing Court.

“Settlement Agent” has the meaning specified in the introductory paragraph hereto.

“Series A Notes” means the 10-year step-up notes due 2014, the terms and conditions of which are summarized in Appendix 6 and detailed in Appendix 5 hereto.

“Series B Notes” means the 6-year step-up notes due 2011, the terms and conditions of which are summarized in Appendix 6 and detailed in Appendix 5 hereto.

“Tender Offer” has the meaning specified in the recitals hereto.

“U.S. Persons” means Persons who reside in the United States of America, and any person defined as a U.S. person under Rule 902(k)(1) of the United States Securities Act of 1933, as amended.

“Units” means the number of units of currency in which the Unsecured Financial Debt to be Restructured is denominated (Pesos, Dollars, Euro or Yen) and in which the Notes will be issued.

“Unlisted Notes” means the Series A Notes and Series B Notes to be issued by the Company in favor of the holders of Outstanding Loans and holders of Commissions, having similar terms as the Listed Notes. The Company will not apply to have the Unlisted Notes listed on any stock exchanges. The terms and conditions of the Unlisted Notes are summarized in Appendix 6 and detailed in Appendix 5 hereto.

“Unsecured Commercial Creditors” means the holders of Unsecured Commercial Debt.

“Unsecured Commercial Debt” means the Company’s unsecured commercial obligations including (but not limited to) accounts payable, intercompany accounts with related parties, any commissions owed to financial institutions exclusively in their role as agent under syndicated loans and any other non-financial debt as more fully described in Section 2.03 d) hereto.

“Unsecured Financial Creditors” means the creditors holding Unsecured Financial Debt to be Restructured.

“Unsecured Financial Debt to be Restructured” has the meaning specified in the recitals hereto.

“Yen” means the legal currency in Japan or any successor currency thereto.

SECTION 1.02. Interpretation

For all purposes hereof, except as otherwise expressly provided herein or unless the context otherwise requires:

a) the terms defined in this Agreement have the meanings ascribed to them herein and include the plural as well as the singular and vice versa;

b) the terms importing gender include all genders;

c) any reference to an “Article”, “Section” or an “Appendix” refers to an Article or a Section or an Appendix, as the case may be, of this Agreement;

d) any reference to this Agreement and the words “herein,” “hereof,” “hereto” and “hereunder” and other words of similar import refer to this Agreement to its entirety and not to any particular Article, Section, Appendix or other subsections;

e) any reference to “includes” or “including” shall mean “including, but not limited to”;

f) any reference to agreements or contracts, including this Agreement, shall refer to such agreements or contracts together with all annexes, appendices, schedules and attachments thereto and as such agreements or contracts may be amended, restated, supplemented or otherwise modified from time to time; and

g) the headings of the articles, sections, paragraphs and subsections of this Agreement are included for convenience purposes only and shall not affect the interpretation thereof.

ARTICLE II

THE RESTRUCTURING

SECTION 2.01. Company’s Outstanding Debt

The Company declares and warrants that, as of the Cut-Off Date, the amount of its outstanding debt (including all of its Unsecured Financial Debt to be Restructured and the Unsecured Commercial Debt) is as provided in detail in the Assets and Liabilities Statement.

SECTION 2.02. Scope of this Agreement with respect to the Unsecured Financial Debt to be Restructured

a) Subject to the terms and conditions provided herein, the Company intends to restructure only the Unsecured Financial Debt to be Restructured. Pursuant to this Agreement, all the Unsecured Financial Creditors shall constitute one single category (class).

b) In order to effect this Restructuring, the Company conducted the steps provided for in the APE Solicitation Statement and the Participating Creditors have (y) indicated the Option they have chosen by executing and delivering a valid Letter of Transmittal and (z) given their consent to this Agreement and to any and all acts and documents required to effect the transactions contemplated in connection with this Agreement.

c) Subject to the terms and conditions provided herein, this Agreement gives the Unsecured Financial Creditors (i) the right to add the Principal Face Amount Adjustment, for purposes of calculation, to the outstanding principal face amount of the Unsecured Financial Debt to be Restructured, (ii) the right to receive the Cash Interest Payments and (iii) subject to proration, with respect to (1) the Unsecured Financial Creditors that are holders of Outstanding Notes, the right to receive Listed Notes and/or Option C Cash Consideration, according to the elected Option or the provisions of Section 2.07 hereto and (2) the Unsecured Financial Creditors that are holders of Outstanding Loans and Commissions, the right to receive Unlisted Notes and/or Option C Cash Consideration according to the elected Option or the provisions of Section 2.07 hereto. The principal amount of Unsecured Financial Debt to be Restructured of Outstanding Loans and Commissions converted into Pesos pursuant to Decree No. 214/2002 will also be adjusted on the CER on the Effective Date.

SECTION 2.03. Scope of this Agreement on the Unsecured Commercial Debt

a) The Parties acknowledge and agree that the Company (i) does not wish to amend the terms of its commercial obligations, and shall maintain any and all legal and contractual rights with respect to the Unsecured Commercial Creditors except as otherwise determined pursuant to paragraphs b) and c) of this Section and, therefore, it has not sought the express approval of this Agreement by any such Unsecured Commercial Creditors, whose approval shall be deemed granted; provided that the Unsecured Commercial Creditors are paid in a timely manner pursuant to the APE; (ii) shall honor the Unsecured Commercial Debt in accordance with its terms and conditions; and (iii) shall pay any Unsecured Commercial Creditor on the date on which the relevant Unsecured Commercial Debt becomes due and payable in the ordinary course of business.

b) The Parties acknowledge and agree that if the Reviewing Court provides for categories (or classes), which includes the Unsecured Commercial Debt, or for a treatment for the Unsecured Commercial Creditors that differ from paragraph a) of this Section, the Company will then be allowed to offer to the Unsecured Commercial Creditors proposals different from the Options.

c) Each and every Participating Creditor hereby agrees that it shall not be required to give another consent for (i) the addition of the Unsecured Commercial Creditors as parties to this APE, or (ii) any amendment of this APE necessary to effect the provisions of this Section.

d) Pursuant to the provisions of Section 56 of the Bankruptcy Law, this Agreement does not have any effect on any of the Company’s obligations that have general or special priority, particularly, obligations with respect to taxes, salaries, wages and social security charges, including obligations to any national, tax or social security Governmental Agency (such as the Administración Federal de Ingresos Públicos (the AFIP) or the Administración Nacional de la Seguridad Social (the ANSES)), or any other provincial or municipal, tax or social security Governmental Agency. In any event, the Company shall honor these obligations and all other obligation with the AFIP and the ANSES, as they become due.

SECTION 2.04. Principal Face Amount Adjustment

a) Subject to the terms and conditions provided herein, the Parties agree that for purposes of calculating the amount of Unsecured Financial Debt to be Restructured, the Company will make an adjustment on the outstanding principal face amount of Unsecured Financial Debt to be Restructured corresponding to a portion of accrued but unpaid interest for the period from June 25, 2002 through December 31, 2003. The amount of such principal face amount adjustment will be determined by multiplying the outstanding principal face amount of Unsecured Financial Debt to be Restructured denominated, as the case may be, in Dollars, Euro or Yen as of December 31, 2003 by a factor equal to 1.058. The amount of such adjustment with respect to the Outstanding Loans and the Commissions converted into Pesos pursuant to Decree No. 214/2002 will be determined by applying the CER to the principal amount of each Outstanding Loan and each Commission on the Effective Date, and then multiplying the result by a factor equal to 1.058 (the adjustment described in this Section “Principal Face Amount Adjustment”).

b) As provided in Section 2.06 hereto, Unsecured Financial Creditors who have received consideration under Option B or Option C will not receive 100% of their Amount of Unsecured Financial Debt to be Restructured, which will be reduced up to the Principal Face Amount Adjustment. For such Unsecured Financial Creditors, the Principal Face Amount Adjustment will not be capitalized and it will be considered relinquished by operation of law on the Effective Date (together with the waiver provided for in Section 2.04 d) below). The accrued but unpaid interest equal to the Principal Face Amount Adjustment mentioned above will only be capitalized for the principal amount of Unsecured Financial Debt to be Restructured that is assigned into Option A.

c) The principal amount of Unsecured Financial Debt to be Restructured plus the Principal Face Amount Adjustment will be defined herein as “Amount of Unsecured Financial Debt to be Restructured”.

d) Except for the interests equal to the Principal Face Amount Adjustment on the principal of the Unsecured Financial Debt to be Restructured allocated into Option A, the Unsecured Financial Creditors will not be entitled to any other accrued but unpaid interest, penalty, penalty interest, post-default interest rate increases on the Unsecured Financial Debt to be Restructured or any other additional amount that remains outstanding which any of such creditors is entitled in connection with the Unsecured Financial Debt to be Restructured for the period ended, and including, December 31, 2003. Any such rights will be deemed to be terminated as of the Effective Date.

SECTION 2.05. Cash Interest Payments

a) Subject to the terms and conditions provided herein, on the Effective Date the Company shall pay Unsecured Financial Creditors who shall have received Series A Notes and Series B Notes, a cash interest payment for the period from January 1, 2004 to the Effective Date, calculated based on the principal amount of the Notes to be issued after taking into account the Option allocated to the Unsecured Financial Creditors (the “Option A/B Cash Interest Payment”). Such interest will be paid at the following rates:

(i) 5.53% for the Series A Notes denominated in Dollars, 4.83% for the Series A Notes denominated in Euro, 1.93% for the Series A Notes denominated in Yen and 3.23% for the Series A Notes denominated in Pesos; and

(ii) 9% for the Series B Notes.

b) Subject to the terms and conditions provided herein, on the Effective Date the Company shall pay, on a pro rata basis, Unsecured Financial Creditors who were allocated into Option C, in addition to the Option C Cash Consideration, a cash interest payment for the period from January 1, 2004, to the Effective Date (the “Option C Cash Interest Payment”). The Option C Cash Interest Payment will be calculated based on the amount of interest that has accrued on the US$663 million of available cash in Option C from January 1, 2004, until the Effective date, and will be paid at an annual rate equal to the federal funds target rate (the weighted average U.S. federal funds target rate as listed on Bloomberg L.P. under the symbol “FDTR”) for the period from January 1, 2004 through the Effective Date.

c) Except for the Cash Interest Payments, Unsecured Financial Creditors will not be entitled to receive any other accrued and unpaid interest, penalties and post default interest rate increases on the Unsecured Financial Debt to be Restructured or any other additional amounts that remain outstanding, which any of such creditors is entitled in connection with the Unsecured Financial Debt to be Restructured for the period from January 1, 2004 to the Effective Date. Any such rights will be considered terminated as of the Effective Date.

d) For the purpose of calculating the amount of the Cash Interest Payments, the Parties agree to use the exchange rate specified in Section 2.10 hereto, in effect on the FX Reference Date.

Section 2.06. APE’s Options

a) Subject to the terms and conditions provided herein, each Participating Creditor shall receive for each 1,058 Units of the Amount of Unsecured Financial Debt to be Restructured, as full and final payment of the Amount of Unsecured Financial Debt to be Restructured, on the Effective Date subject to proration (in the case of Option B and Option C), one or a combination of the following:

(i) Option A (the “Option A”), 1,058 Units of principal amount of Series A Notes due 2014.

(ii) Option B (the “Option B”), (1) in the case of Unsecured Financial Creditors holding their Amount of Unsecured Financial Debt to be Restructured denominated in Dollars, Dollars 1,000 of principal amount of Series B Notes due 2011; and (2) in the case of Unsecured Financial Creditors holding their Amount of Unsecured Financial Debt to be Restructured denominated in Euros, Pesos and Yen, a principal amount of Series B Notes equal to the dollar equivalent of 94.5% of 1,058 Units of their Amount of Unsecured Financial Debt to be Restructured).

(iii) Option C (the “Option C”), Option C Cash Consideration.

b) Participating Creditors will receive (i) Series A Notes denominated in the same currency as their respective original debt instrument or, at their election, in Dollars, and/or (ii) Series B Notes and/or the dollar equivalent of the Option C Cash Consideration, in Dollars.

c) The Company will apply the exchange rates specified in Section 2.10 hereto in effect on the FX Reference Date to calculate the Option C Cash Consideration in Dollars to be paid to the Unsecured Financial Creditors whose Amount of Unsecured Financial Debt to be Restructured was originally denominated in Euro, Pesos or Yen.

d) Unsecured Financial Creditors who are holders of Outstanding Notes will receive Listed Notes initially in the form of global certificates in fully registered form which may be issued in tranches denominated, in the case of Series A Notes, in the original currency of the Unsecured Financial Debt to be Restructured held by them or, at the election of the Unsecured Financial Creditor, in Dollars, and in the case of Series B Notes, in Dollars. Unsecured Financial Creditors who are holders of Outstanding Loans and Commissions will receive Unlisted Notes (in separate series from the series of Listed Notes), in the form of certificated notes which may be denominated in Dollars, Euro, Yen or Pesos, in the case of Series A Notes, or in Dollars, in the case of Series B Notes.

e) On the Effective Date, immediately prior to the cancellation of the Unsecured Financial Debt to be Restructured, the Company will instruct the Settlement Agent to, at the request of Participating Creditors who have elected Option B, exchange all or portion of the Outstanding Notes for Outstanding Loans, and vice versa. For that purpose, the Settlement Agent will exchange all or a portion of the Outstanding Loans and the Outstanding Notes to be restructured under Option B (or, in the event of proration into Option A, under Option A) for an equal amount of Outstanding Notes or Outstanding Loans to be restructured and retired under Option C (the “Option B/C Outstanding Debt Exchange”). In this exchange, Participating Creditors who are holders of Outstanding Loans and request the Option B/C Outstanding Debt Exchange will receive Outstanding Notes and Participating Creditors who are holders of Outstanding Notes and request the Option B/C Outstanding Debt Exchange will receive Outstanding Loans. In order to effect the Option B/C Outstanding Debt Exchange, Participating Creditors who have selected, or have been allocated into, Option C, will be deemed to have agreed to permit the Settlement Agent to exchange their Outstanding Notes or Outstanding Loans to be retired under Option C for Outstanding Loans or Outstanding Notes held by Participating Creditors who have elected Option B and have requested the Option B/C Outstanding Debt Exchange. This exchange will be subject to: (i) availability of Outstanding Notes and

Outstanding Loans to be retired under Option C; (ii) proration among Participating Creditors requesting the Option B/C Outstanding Debt Exchange; and (iii) timely delivery of any documentation required by the Settlement Agent relating to the Option B/C Outstanding Debt Exchange, including the delivery to the Settlement Agent and the Company of an executed copy of an irrevocable assignment agreement of the respective Outstanding Loan, in the form to be provided by the Settlement Agent, as well as the delivery of any other documentation required by the Settlement Agent, not later than eight (8) New York Business Days following the receipt of the documentation delivered by the Settlement Agent. Any assignment will be conditioned on the issuance of the Notes, so any assignment will be terminated if the issuance of the Notes does not take place.

f) If the Effective Date does not occur prior to October 15, 2004, any principal payments under the Notes scheduled to become due prior to the Effective Date shall be paid on the Effective Date.

g) At the request of one or more Participating Creditors, the Company may permit holders of Outstanding Notes to elect to receive Unlisted Notes and holders of Outstanding Loans and Commissions to elect to receive Listed Notes; provided that, in the Company’s sole judgment (taking into consideration the tax status of the Unsecured Financial Creditor), this will not trigger unfavorable tax consequences for the Company. If the Company agrees to such a request from the Unsecured Financial Creditors, the Company will only accept requests from Unsecured Financial Creditors that selected this option in their Letter of Transmittal.

h) Notwithstanding the requirements of this Agreement, which shall remain in full force and effect, Participating Creditors may request in the Letter of Transmittal, to have the consideration relating to the Options described in this Agreement issued in name of, or delivered to, the person indicated by them.

i) A Participating Creditor’s election as set forth in such creditor’s duly executed Letter of Transmittal will be final. A Participating Creditor that has delivered a duly executed Letter of Transmittal without specifying any of the Options, will be deemed to have selected to have such Participating Creditor’s Amount of Unsecured Financial Debt to be Restructured allocated in accordance with the provisions of Section 2.08 b) hereto.

j) Upon the fulfillment of the actions provided for in Section 7.02 a) hereto, the Company shall have fully complied with this Agreement under Section 59 of the Bankruptcy Law, and no Participating Creditor may bring against the Company any bankruptcy proceedings on the basis of Section 63 of the Bankruptcy Law; for that purpose, the Company shall obtain from the Reviewing Court a ruling of compliance provided for in Section 59, sixth paragraph, of the Bankruptcy Law.

SECTION 2.07. Limit of the Options and Pro Rata Provision

a) The Parties agree to the limits set forth below with respect to the Amount of Unsecured Financial Debt to be Restructured that may be retired pursuant to Option B and

Option C. The Parties agree there is no limit on the Amount of Unsecured Financial Debt to be Restructured that can be retired under Option A. The limits for Option B and Option C are as follows:

(i) up to US$1,376 million Amount of Unsecured Financial Debt to be Restructured under Option B; and

(ii) up to US$825 million Amount of Unsecured Financial Debt to be Restructured under Option C.

b) If Participating Creditors elect to cancel their Amount of Unsecured Financial Debt to be Restructured under Option B and/or Option C in such amounts that exceed the limit for such Option B or Option C, the Company will prorate the amounts, subject to the limits of such Option B or Option C. The exceeding portions will be allocated as follows:

(i) if Option B is oversubscribed, the portion of the Amount of Unsecured Financial Debt to be Restructured that exceeds the limit of Option B will be allocated into Option C, up to the limit for Option C. If the Amount of Unsecured Financial Debt to be Restructured exceeds the limit of Option C, the remaining portion will be allocated into Option A;

(ii) if Option C is oversubscribed, the portion of the Amount of Unsecured Financial Debt to be Restructured that exceeds the limit of Option C will be allocated into Option A; and

(iii) if Option C is undersubscribed, Participating Creditors who elected Option B will have up to 37.5% of their Amount of Unsecured Financial Debt to be Restructured allocated into Option C. In such case, each Participating Creditor will be deemed to have selected the highest price under the Modified Dutch Auction (850) per 1,058 Units of Amount of Unsecured Financial Debt to be Restructured with respect to their Amount of Unsecured Financial Debt to be Restructured that has been allocated into Option C. The allocation into Option C, in accordance with this paragraph, will take place prior to any proration that may be required.

c) In order to conduct the allocation, the Parties agree to use the exchange rates specified in Section 2.10 hereto, in effect on the FX Reference Date.

SECTION 2.08. Effect of the Court Approval on Non-Participating Creditors

a) Pursuant to Section 76 of the Bankruptcy Law, if Court Approval is obtained, this Agreement shall be binding on all Unsecured Financial Creditors.

b) If Court Approval is obtained, Non-Participating Creditors will have their Amount of Unsecured Financial Debt to be Restructured allocated into Option A, or, if the Reviewing Court decides to allocate and/or prorate the Amount of Unsecured Financial Debt to be Restructured in a different manner, Participating Creditors will receive the allocation and/or proration of their Amount of Unsecured Financial Debt to be Restructured determined by the Reviewing Court at the time the Reviewing Court approves this Agreement, subject only to the overall limits of Option B and Option C.

SECTION 2.09. Effect of this Agreement on the Operations of the Company

a) The Company will operate in the ordinary course of business, and will take any and all such actions (or request the Reviewing Court to that effect) in accordance with the provisions of this Agreement and with the terms of the debt instruments evidencing the Unsecured Financial Debt to be Restructured, which the Company reasonably considers necessary or convenient to fulfill this Agreement and to continue its business and the transactions contemplated herein.

b) Subject to Section 2.09 c) below, up to the Effective Date, the Company will be bound by the following covenants applicable to the Notes under the Indenture as if such Indenture would have been effective as of the APE Effective Date:

(i) Limitation on Liens, as provided on Section 3.11 of the Indenture;

(ii) Limitations on Indebtedness, as provided on Section 3.12 of the Indenture;

(iii) Limitations on Use of Proceeds of Incurrence of Indebtedness, as provided on Section 3.22 of the Indenture;

(iv) Limitations on Asset Sales, as provided on Section 3.14 of the Indenture;

(v) Limitation on Sale and Leaseback Transactions, as provided on Section 3.15 of the Indenture;

(vi) Limitation on Transactions with Shareholders and Affiliates, as provided on Section 3.16 of the Indenture;

(vii) Limitation on Capital Expenditures, as provided on Section 3.17 of the Indenture;

(viii) Limitation on Restricted Payments, except for the requirement to assign in trust or sell Qualified Telecom Personal Indebtedness., as provided on Section 3.13 of the Indenture;

(ix) Limitation on Payment Restrictions Affecting Restricted Subsidiaries, as provided on Section 3.18 of the Indenture;

(x) Limitation on Issuance of Equity Interests of Telecom Personal S.A., as provided on Section 3.19 of the Indenture;

(xi) Repurchase of Notes Upon a Change of Control, as provided on Sections 3.23 and 10.03 of the Indenture;

(xii) Notices of Default, as provided on Section 3.08 of the Indenture;

(xiii) Maintenance of Existence, as provided on Section 3.09 of the Indenture;

(xiv) Line of Business, as provided on Section 3.10 of the Indenture;

(xv) Designation of Restricted and Unrestricted Subsidiaries, as provided on Section 3.24 of the Indenture;

(xvi) Restriction on Voluntary Capital Reduction, as provided on Section 3.20 of the Indenture; and

(xvii) Limitations on Consolidation, Merger or Sale of Assets and Conveyances, as provided on Section 8.01 of the Indenture.

c) Up to the Effective Date, the following covenants applicable under the Indenture will apply with the following modifications:

(i) the funds resulting from any Net Cash Proceeds, any Asset Sales, any Net Debt Proceeds or any proceeds from Sale and Leaseback Transactions, as such terms are defined in the Indenture, shall be credited and kept by the Company in any Segregated Accounts, and shall be applied as provided in “Description of the Notes” of the APE Solicitation Statement; in the event that any term for the application of the funds provided for therein shall have lapsed prior to the Effective Date, such application of funds shall only occur on the Effective Date.

d) Prior to the Effective Date, the obligation to deliver financial statements and information provided in “Description of the Notes” of the APE Solicitation Statement shall not be in force.

e) The Company may, in its sole discretion, request the Reviewing Court to take any necessary legal steps to allow the Company to continue its operations in accordance with this Agreement.

SECTION 2.10. Calculation for Purposes of Computing the Majority of Unsecured Financial Debt to be Restructured for Restructuring Purposes Only

Without being understood as a waiver by the Parties to any rights they may have, for purposes of calculating the majorities of creditors provided for under Sections 3.01, 5.01, 9.01, and Article VIII hereto, any Unsecured Financial Debt to be Restructured denominated in (i) Pesos (pursuant to Decree No. 214/2002) will be converted into Dollars at the selling exchange rate (tipo de cambio vendedor) published by Banco de la Nación Argentina as of the Cut-Off Date; provided that if such exchange rate is not published by Banco de la Nación

Argentina, or reflects a rate of exchange that differs from the average rates available in the free exchange market on such day by 10 % or more, the Company will use such average rates for such day, and (ii) Euro and Yen, will be converted into Dollars at the exchange rate published by Bloomberg L.P. at 4.59 p.m. New York time as of the Cut-Off Date and all calculations and determinations will be made by reference to the Dollar-denominated principal amount resulting from such conversion, notwithstanding the fact that the Peso/Dollar, Yen/Dollar, Euro/Dollar exchange rate may change after such date.

ARTICLE III

EFFECTIVENESS AND TERMINATION OF THIS AGREEMENT

SECTION 3.01. Effectiveness

This Agreement shall become effective upon execution of the APE by the Company and Unsecured Financial Creditors: (i) representing at least the majorities required by Argentine law to obtain Court Approval, and (ii) that have elected among the Options so that at least US$300 million of the Amount of Unsecured Financial Debt to be Restructured was allocated into Option A (such date, the “APE Effective Date”). Currently, the Bankruptcy Law requires a majority in number of Unsecured Financial Creditors representing, at least, two-thirds of the Unsecured Financial Debt to be Restructured.

SECTION 3.02. Termination

a) This Agreement shall terminate upon the earlier of any of the following events:

(i) the Effective Date, upon performance of the actions contemplated in Section 7.02 a) hereto;

(ii) the date upon which Court Approval is denied by a final non–appealable decision;

(iii) the date upon which (1) the Company shall file a voluntary petition for reorganization proceedings or a declaration of its own bankruptcy in Argentina, each of which shall constitute an event that shall be considered as the withdrawal of the proceedings seeking Court Approval of this Agreement or (2) the Reviewing Court shall declare the Company in bankruptcy and such declaration shall remain in effect for a period of at least ninety (90) consecutive days;

(iv) the date upon which the Company terminates the proceedings seeking Court Approval of this Agreement or the date upon which this Agreement is terminated, in both cases, only pursuant to any of the conditions stated hereto;

(v) the date on which the term provided for in Section 7.01 hereto has lapsed without the Company’s having submitted evidence of its shareholders’ ratification of this Agreement to the Reviewing Court; and

(vi) the date on which the Settlement Agent or the Participating Creditors shall have provided notice to the Company of any of the termination events declared by the Participating Creditors, pursuant to any of the conditions stated under Article VIII hereto.

b) Termination of this Agreement for any event will allow the Company to file a new out-of-court restructuring agreement (acuerdo preventivo extrajudicial) for court approval or to file a voluntary petition for reorganization proceedings pursuant to the Bankruptcy Law, agreeing, however, that if such termination is a result of the event mentioned in Section 3.02 a) (v) above, the Company will not be able to file for approval of a new out-of-court restructuring agreement (acuerdo preventivo extrajudicial). If this Agreement is terminated for any reason, the Company’s and the Participating Creditors’ rights under the Unsecured Financial Debt to be Restructured will remain fully effective, and the Company and the Settlement Agent shall take such actions as may be necessary to immediately return any instruments representing the Unsecured Financial Debt to be Restructured to the Participating Creditors who have delivered their instruments to the Settlement Agent. It is expressly stated that termination hereof shall not relieve any Party hereto of its liability for any breach or non-performance of its obligations hereunder prior to the termination date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the other Parties as of the date hereof:

SECTION 4.01. Due Incorporation and Valid Existence

The Company is a duly incorporated and validly existing corporation under the laws of Argentina, and is duly qualified to do business as a foreign corporation in all jurisdictions in which its ownership of, or the location of its assets and/or the conduct of its business so require.

SECTION 4.02. Corporate Powers and Authority

The Company has all requisite corporate powers and authority to execute this Agreement, carry out the actions contemplated hereby and to perform its obligations hereunder.

SECTION 4.03. corporate Authorizations

The execution, delivery and performance hereof and the consummation of the actions contemplated hereby have been validly approved by the Company and no other corporate action by the Company or its shareholders are necessary to authorize the execution, delivery and performance hereof, except for the shareholders’ meeting required to (i) ratify the filing of this Agreement with the Reviewing Court and (ii) approve the creation and issuance of the Notes.

SECTION 4.04. Valid Obligation

This Agreement constitutes a valid and binding legal obligation of the Company, enforceable against the Company,

enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights in general.

SECTION 4.05. Third Parties’ Authorizations

No consent, approval, authorization, notice or order of, or filing with, any Governmental Agency, supervising authority or any legal court is required for performing the actions contemplated by this Agreement other than (i) the Court Approval of this Agreement, (ii) the approval of the CNV, the CONSOB, the Bank of Italy, for the public offering of the Listed Notes, and the approval of the BCBA and/or the MAE and the LSE for the trading and listing of the Listed Notes, (iii) the registration of the Notes to be issued to, or for the account or benefit of, U.S. Person or Persons in the United States with the SEC and (iv) the approval of the BCRA to carry out such foreign exchange transactions and transfers outside of Argentina as required to consummate the payment of the Option C Cash Consideration and the Cash Interest Payments (the authorizations referred to in (ii), (iii) and (iv) above, the “Authorizations”).

SECTION 4.06. No Conflicts

The execution of this Agreement by the Company, the performance of its obligations hereunder and the consummation of the actions contemplated hereby will not be contrary to, or cause a material breach or non-performance of (i) any of the terms, conditions or provisions of the Company’s by-laws (or any other similar organizing documents), as amended, or (ii) any applicable legal provision.

SECTION 4.07. Litigation

Except as disclosed in the APE Solicitation Statement, there are no actions, suits or legal, arbitration or administrative proceedings or any other proceedings whatsoever, either pending or threatened, before any legal court or Governmental Agency or any arbitrator, filed against or affecting the Company that may reasonably have a materially adverse effect on the ability of the Company to perform its obligations under this Agreement.

SECTION 4.08. No Payments

a) Except as set forth in the APE Solicitation Statement and for payments made pursuant to a final court order, from June 24, 2002 until the date hereof, the Company has not made any payments of any of the amounts due under the Unsecured Financial Debt to be Restructured.

b) During the Interim Period, the Company reserves the right to incur any Administrative Expenses with regards to the filing of this Agreement.

SECTION 4.09. True and Correct Information

On the date of the APE Solicitation Statement and on the date hereof, the statements contained in the APE Solicitation Statement relating to the Company, its subsidiaries and Affiliates, taken as a whole, are accurate in every material respect and not misleading in light of the circumstances under which they were made and the Company is not aware of any other facts relating to the Company the omission of which would, in the context of the offer, issuance and availability of the Notes and the payment of the Cash Interest Payments and the Option C Cash Consideration, make any of the statements made herein misleading in any material respect.

SECTION 4.10 Calculation by the Settlement Agent

The Parties agree and acknowledge that all calculations provided for in Article II hereto shall be done by the Settlement Agent on the basis of the terms established in the APE Solicitation Statement. Additionally, the Parties agree that the Company shall perform and execute the actions set forth in Sections 7.02 a) hereto following the instructions received from such Settlement Agent, in its capacity as calculation agent.

ARTICLE V

CREDITORS’ MAJORITIES

SECTION 5.01. Requisite Legal Majorities

a) On the date on which Court Approval is granted, this Agreement shall have been approved by Participating Creditors representing at least the majorities required by Argentine law for Court Approval of this Agreement.

b) If the meeting described in Section 6.03 hereto is to be held, for purposes of determining the majority provided for in Section 5.01 a), in compliance with paragraph 3 of Section 45 bis of the Bankruptcy Law, the Unsecured Financial Creditors that are holders of each series of the Outstanding Notes and (y) have approved the Agreement, will be deemed as one (1) Unsecured Financial Creditor that has approved the Agreement and (z) have not approved the Agreement, will be deemed as one (1) Unsecured Financial Creditor that has not approved the Agreement. Holders of Unsecured Financial Debt to be Restructured that do not attend or abstain from voting will not be counted for purposes of determining whether the requisite legal majorities have been reached. Each of the holders of the Outstanding Loans and Commissions will be treated as a separate Unsecured Financial Creditor.

ARTICLE VI

PROVISIONS SPECIFIC TO THIS AGREEMENT

SECTION 6.01. About the Restructuring

To the fullest extent permitted by applicable law, each and every Participating Creditor waives any rights that it may have pursuant to Argentine law or any other laws governing the Unsecured Financial Debt to be Restructured, to institute, promote or consent to, the filing of any action aimed at (a) challenging the validity of the payments made by the Company in connection with: (i) the Tender Offer, (ii) the Interest Payment in connection with the Tender Offer and (iii) any other payments made under Section 4.08 a) hereto, and (b) bringing any action against any of the Company’s directors or officers (acción de responsabilidad) in connection with or as a result of any such payments.

SECTION 6.02. About this Agreement and the Court Approval

The Company and the Participating Creditors agree to undertake their best efforts and to fully cooperate in order to obtain Court Approval for this Agreement. This does not imply the waiver of any rights or legal procedures existing in favor of the Participating Creditors.

In addition, in order to comply with the timely limitations described hereto, the Company will be bound to file all the judicial and administrative proceedings required to obtain Court Approval and the Authorizations, as well as to take, in an expeditious way and within the procedural terms applicable, every reasonable measure to comply with this Agreement.

SECTION 6.03. About the Ratification of this Agreement

Prior to or after the APE Filing Date, the Company may, in its sole discretion, call any meeting of Unsecured Financial Creditors holders of Outstanding Notes as may be required to confirm their consent to this Agreement and/or, if applicable, enforce this Agreement.

ARTICLE VII

COVENANTS AND COMPLIANCE

SECTION 7.01. Ratification of the Filing of this Agreement

During the Interim Period, the Company will call a shareholders’ meeting to ratify the filing of this Agreement with the Reviewing Court, and evidence of such ratification shall be filed with such court within thirty (30) Business Days after the APE Filing Date.

SECTION 7.02. Availability of Outstanding Notes, Option C Cash Consideration and Cash Interest Payments

a) On the Effective Date, the Company shall fully comply with this Agreement by executing an Indenture and by making available to Unsecured Financial Creditors (i) the Notes and/or the Option C Cash Consideration and (ii) the Cash Interest Payments.

b) Compliance with the provisions stated in (a) above will be subject to the following conditions:

(i) all Authorizations have been obtained and continue to be valid, and

(ii) the termination of this Agreement shall not have been declared pursuant to Article VIII hereto.

c) Upon the consummation of all actions provided in paragraph a) of this Section, the Unsecured Financial Debt to be Restructured will be fully paid, discharged and cancelled and the relationship between the Company and each Unsecured Financial Creditor shall be exclusively governed by the terms set forth in the Indenture and any and all of the existing agreements under the Unsecured Financial Debt to be Restructured shall be terminated by novation pursuant to Section 55 of the Bankruptcy Law.

ARTICLE VIII

TERMINATION EVENTS BY THE PARTIES

SECTION 8.01. Termination of the APE by the Company or the Participating Creditors

The Company or Participating Creditors representing Requisite Termination Majorities, may terminate this Agreement or, in case of the Company, withdraw from the proceedings seeking Court Approval hereof at any time if, after the APE Effective Date and prior to Court Approval, any of the following conditions have been met:

(i) (a) any measure shall have been adopted by or come before any Governmental Agency, authority or administrative or judicial court that has been deemed applicable to the APE or any of the options,, a statute, rule, regulation, judgment, order, stay, decree or injunction shall have occurred, been promulgated, enacted, enforced or deemed applicable to the APE or any of the Options, including any amendment to the Argentine Bankruptcy Law, or (b) there shall have occurred any of the following: (i) any general suspension of, or limitation on, trading in securities in Argentina, Italy, the United States of America or other financial markets, including the over-the-counter market, whether or not mandatory, (ii) a material impairment in the trading prices of debt securities in the markets in general, (iii) a declaration of a banking moratorium in Argentina, Italy, the United States of America or other major financial markets, whether or not mandatory, (iv) a commencement of a war or armed hostilities in Argentina, Italy or the United States of America, or other national or international crises related to Argentina, Italy or the United States of America, (v) any material adverse change in the political or economic conditions in Argentina or in securities or financial markets in Argentina, Italy, the United States of America or other international securities or financial markets, (vi) a material change in the exchange rate for Pesos, Euro, Dollars, or Yen or a general suspension of, or material limitation affecting the markets in which those currencies are traded; that may directly or indirectly (1) prohibit or prevent the consummation of the APE or any of the actions to be undertaken by the Company on the Effective Date or (2) materially adversely affect the business, economic or financial conditions or revenues, profits, activities, assets, liabilities, or the business expectations of the Company and its subsidiaries (taking into consideration the conditions prevailing as of the APE Effective Date) that may, prevent the Company from complying with this Agreement and paying its obligations on the Notes;

(ii) the trustee for the indentures under which the Outstanding Notes have been issued and the trustee for the Indenture shall have objected in any respect to, or taken any decision or action that may have a materially adverse effect on the implementation of the APE or any of the actions to be undertaken by the Company on the Effective Date or impair the validity or effectiveness of the procedures contemplated by the Company to effect this APE or any of the Options, Option C Cash Consideration and/or Cash Interest Payments;

(iii) the Company shall have received notice from any Governmental Agency that this Agreement violates the laws of its jurisdiction, and such violation could not be overcome without materially amending this Agreement;

(iv) the Reviewing Court shall have amended this Agreement, including its economic terms and/or the limits of each of the Options having a materially adverse effect on the holders of the Unsecured Financial Debt to be Restructured or on the Company; provided however, that any amendment made by the Reviewing Court to proration and/or allocation within the Options among the Participating Creditors and/or the Non-Participating Creditors will not be considered a termination event for the Company or the Participating Creditors; or

(v) prior to the Effective Date, Unsecured Financial Creditors comprising the majorities required by Argentine law to obtain Court Approval shall cease to be bound to support the APE, or the Amount of Unsecured Financial Debt to be Restructured allocated into Option A would be reduced to less than US$ 300 million.

SECTION 8.02. Termination of the APE by the Company

The Company may terminate this Agreement at any time prior to March 31, 2005 if Telecom Personal has not executed its APE by that date, unless the Company has already received Court Approval for this Agreement.

SECTION 8.03. Termination of the APE by the Participating Creditors

Participating Creditors representing Requisite Termination Majorities may terminate the Agreement if:

(i) the APE Filing Date shall not have occurred before December 31, 2004;

(ii) the Company shall not have obtained Court Approval (a) within six (6) months after the APE Filing Date, if no objections have been filed, or (b) within eighteen (18) months after the APE Filing Date, if any objections have been filed;

(iii) any representations and warranties made by the Company in the APE turned out to be materially incorrect;

(iv) there shall exist any material breach of any of the covenants contained in Section 2.09 b) hereto, or any other provision hereto;

(v) there shall have occurred a change of control (in the terms provided in the Indenture) prior to the Effective Date;

(vi) the Effective Date shall not have occurred within ninety (90) consecutive days after the later of (a) Court Approval or (b) any such deadline that may be impossed by the Reviewing Court if the Reviewing Court decides that Non-Participating Creditors may elect among any of the Options within a specific deadline; or

(vii) any Governmental Agency shall have nationalized, expropriated or encumbered all or a substantial part of the assets of the Company, or any of its subsidiaries’ or Affiliates’, or the Company’s shares, or such Governmental Agency shall have taken into custody or control such assets, or the business or operation of the Company, its subsidiaries or Affiliates, or shall have taken any other action such that the Company or its officers cannot conduct its business or activities for sixty (60) consecutive days            , and the result of any of these actions shall materially affect the capacity of the Company to comply with this Agreement.

SECTION 8.04. Decision of Termination

a) The Company will give written notice to the Settlement Agent of the occurrence of any of the conditions specified in Section 8.01 above, and its decision to terminate this Agreement. The Settlement Agent will forward a copy of such notice upon receipt thereof to (i) in the case of the Creditors who are holders of Outstanding Notes, the trustee under the indentures pursuant to which such Outstanding Notes were issued, and (ii) in the case of the holders of Outstanding Loans and of Commissions, to each such holder.

b) Participating Creditors will provide notice in writing to the Company, either directly or through the Settlement Agent, of their decision to terminate this Agreement. The Company will inform the Participating Creditors and the Settlement Agent of any of the notices given by, individually or in the aggregate, the requisite majorities, regarding the termination events at the option of the Participating Creditors, it being understood that (i) the validity or effectiveness of the termination event will not be affected if the Company does not provide the notices provided herein, (ii) Participating Creditors will not be required to call any meeting to declare a termination event, and (iii) it is an essential condition to the APE and of the consent granted for the execution of this Agreement or the vote in any meeting, that Participating Creditors have the right to terminate this Agreement for any of the reasons provided for in Sections 8.01 and 8.03.

c) Upon termination, the Parties shall cease to be bound by the terms hereto and shall have any and all rights and remedies under the Unsecured Financial Debt to be Restructured, applicable law or otherwise, as if this Agreement shall have not been executed, except for the provisions of Section 9.05 hereto.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Amendments and Waivers by the Parties

Prior to Court Approval, the Company may amend, waive, or supplement the terms and conditions of this Agreement with the written consent of the Participating Creditors that represent at least the majorities required by Argentine law to obtain Court Approval. The Company will notify the CNV, the BCBA, the CONSOB of any such amendments.

SECTION 9.02. Total Agreement

This Agreement, the Letter of Transmittal, the APE Solicitation Statement and

any other agreement, document or instrument attached hereto or referred to herein contain all the terms and conditions mentioned herein or incidental hereto, and supersede any and all purportedly prior or contemporaneous oral agreements and understandings relating to the purpose hereof. If any controversy should arise between the terms, conditions and provisions of this Agreement and any such other agreement, document or instrument attached hereto or referred to herein, the terms and conditions of this Agreement shall prevail.

SECTION 9.03. Governing Law

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE REPUBLIC OF ARGENTINA.

SECTION 9.04. Successors and Assigns

This Agreement shall inure to the benefit of the Parties and their respective successors, assigns, heirs, administrators and representatives and shall be binding on them. The agreements and obligations of the Participating Creditors under this Agreement are assumed severally.

SECTION 9.05. Effects of Termination

Any waivers provided for in Section 6.01 hereto shall survive even upon termination of the APE; provided that such termination is based on the event described in Section 3.02 a) (i). Notwithstanding the above, in other cases of termination of the APE: (a) any settlement or compromise pursuant to the terms of the APE, including the fixing of, or limiting of, an amount claimed by any Participating Creditor, the assumption or rejection of Unsecured Financial Debt to be Restructured, and any document or agreement executed pursuant to the APE, will cease to exist, and (b) none of the provisions contained in the APE or any actions taken in furtherance of the Court Approval will (i) be, or be deemed to be, a waiver or termination of any claims by any Party, (ii) impair in any manner any of the Parties’ rights, or (iii) be an acceptance whatsoever by any of the Parties.

SECTION 9.06. No Third-Party Beneficiaries

Unless otherwise expressly stated herein (including, but not limited to, the provisions of Section 9.04 hereto), this Agreement shall be solely for the benefit of the Parties hereto and no other Person shall be deemed a third-party beneficiary hereof.

SECTION 9.07. Severability

Except for Articles II and VIII and Sections 3.01 and 9.05 hereto, the invalidity or unenforceability of any provision hereof shall not impair the validity or enforceability of any other provision unless, as a consequence thereof, the validity or enforceability of the Notes, the Cash Interest Payments or the Option C Cash Consideration is impaired. Any invalid or unenforceable provision shall be severed from this Agreement; provided that the Parties shall negotiate in good faith any amendment to such invalid or unenforceable provision to effect the original intent of the Parties.

SECTION 9.08. Notices

All notices, requests, and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed, postage prepaid, to the Parties at the following addresses or facsimile numbers:

If to the Company, to:

Telecom Argentina S.A.

Av. Alicia Moreau de Justo 50

(C1107AAB) City of Buenos Aires

Argentina

Facsimile No.: (54 11) [            ]

Attn: Financial Director

If to a Participating Creditor, notices shall be given to the address set forth as the address of such Participating Creditor in the relevant Appendix hereto.

All such notices, requests, and other communications will (i) if delivered personally to the address as provided in this Section 9.08, be deemed to have been given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section 9.08, be deemed to have been given upon receipt, and (iii) if delivered by mail, postage prepaid, to the address as provided in this Section 9.08, be deemed to have been given upon receipt (in each case regardless of whether such notice, request, or other communication is received by any other person to whom a copy of such notice, request, or other communication is to be delivered pursuant to this Section 9.08). Any Party may, from time to time, change its address, facsimile number, or other information for the purpose of notices to that Party by giving at least five (5) Business Days’ prior written notice specifying such change to each other Party hereto.

SECTION 9.09. Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement.

* * *

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed by its duly authorized officers as of the date first above written.

Telecom Argentina S.A.

By:
Name Title:

The Bank of New York, as Settlement Agent, in its capacity as attorney-in-fact for the holders of the Company’s Outstanding Notes listed on Appendix 1 hereto and representative of the Participating Creditors who are holders of Outstanding Loans and Commissions listed on Appendix 2 hereto

By:
Name Title:

Associazione per la Tutela degli Investitori in Titoli Argentini, in its capacity as attorney-in-fact for the holders of the Company’s Outstanding Notes, listed on Appendix 3 hereto.

By:
Name Title:

[PARTICIPATING CREDITOR]

By:
Name Title: Address:

:

APPENDIX 1

NON-ITALIAN RESIDENT

HOLDERS OF OUTSTANDING NOTES REPRESENTED BY THE SETTLEMENT

AGENT

APPENDIX 2

HOLDERS OF OUTSTANDING LOANS AND COMMISSIONS REPRESENTED BY

THE SETTLEMENT AGENT

APPENDIX 3

ITALIAN RESIDENT

HOLDERS OF OUTSTANDING NOTES REPRESENTED BY THE ASSOCIATION

APPENDIX 4

HOLDERS OF OUTSTANDING NOTES, OUTSTANDING LOANS AND

COMMISSIONS EXECUTING THE APE ON THEIR OWN BEHALF

APPENDIX 5

FORM OF INDENTURE

APPENDIX 6

APE SOLICITATION STATEMENT